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                                                                    EXHIBIT 11.1

SIBIA Neurosciences, Inc.
Statement Re: Computation of (Loss) Income Per Share


                                                               Year Ended              Nine Months Ended
                                                              December 31,               September 30,
                                                          1995            1996                1997
                                                      ------------    ------------     -----------------
Primary Income (Loss) Per Share:

Weighted average common shares outstanding              4,893,091       7,596,380           9,224,416
Cheap stock (1)
  Exercised options                                       247,746
  Option grants                                           343,434
  Common stock equivalents(2)                           1,444,052
                                                      -----------     -----------         -----------
Weighted average number of common and common
  equivalent shares outstanding                         6,928,323       7,596,380           9,224,416
                                                      -----------     -----------         -----------
Net income (loss)                                      $2,926,000     $(5,564,000)        $(5,115,000)
                                                      -----------     -----------         -----------
Primary net income (loss) per common share             $     0.42     $     (0.73)        $     (0.55)
                                                      -----------     -----------         -----------

Fully Diluted Income (Loss) Per Share:

Weighted average number of common shares
  outstanding per primary share computation             6,928,323       7,596,380           9,224,416

Incremental effect of outstanding options on a
  fully dilutive basis(3)                                 139,797              --                  --
                                                      -----------     -----------         -----------
Weighted average number of common and common
  equivalent shares as adjusted                         7,068,120       7,596,380           9,224,416
                                                      -----------     -----------         -----------
Net income (loss)                                      $2,926,000     $(5,564,000)        $(5,115,000)
                                                      -----------     -----------         -----------
Fully diluted net income (loss) per common share       $     0.41     $     (0.73)        $     (0.55)
                                                      -----------     -----------         -----------

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(1) In accordance with Securities and Exchange Commission Staff Accounting
    Bulletin No. 83, certain equity securities issued within one year of an offering at less than the offering price are included as outstanding for 1995 for the purposes of the net income per share computations. Such securities consist of common stock and stock options computed using the treasury stock method.

(2) Includes the assumed conversion of the series A, B and C Convertible Preferred Stock and dilutive stock options.

(3) In 1996 and 1997 such amounts are excluded from the calculation as they are antidilutive.